Exhibit 99.1

Date: April 15, 2014

Spectra Energy Board of Directors Names New Chair and Lead Director

HOUSTON – Spectra Energy Corp (NYSE: SE) today announced that the board of directors has elected Gregory L. Ebel to serve as chair of the board of directors. Mr. Ebel, who has been president and chief executive officer since January 2009, replaces William T. Esrey who is retiring after serving as chair for the past five years. The company also announced that F. Anthony Comper has been elected as independent lead director. Mr. Comper, originally elected to the board in 2007, is the former chair and retired president and chief executive officer of BMO Financial Group and will serve as a member of Spectra Energy’s corporate governance and audit committees. Both of these appointments will be effective immediately.

About Spectra Energy

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s leading pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 22,000 miles of natural gas, natural gas liquids, and crude oil pipelines; approximately 305 billion cubic feet (Bcf) of natural gas storage; 4.8 million barrels of crude oil storage; as well as natural gas gathering, processing, and local distribution operations. Spectra Energy is the general partner of Spectra Energy Partners (NYSE: SEP), one of the largest pipeline master limited partnerships in the United States and owner of the natural gas, liquids, and crude oil assets in Spectra Energy’s U.S. portfolio. Spectra Energy also has a 50 percent ownership in DCP Midstream, the largest producer of natural gas liquids and the largest natural gas processor in the United States. Spectra Energy has served North American customers and communities for more than a century. The company’s longstanding values are recognized through its inclusion in the Dow Jones Sustainability World and North America Indexes and the CDP Global 500 and S&P 500 Climate Disclosure and Performance Leadership Indexes. For more information, visit www.spectraenergy.com and www.spectraenergypartners.com.

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